Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form 20-F of Ambipar Emergency Response of our report dated August 31, 2022, except for Note 1.2, Note 1.3, Note 3.1.15, Note 7, Note 9 and Note 23 as to which the date is December 12, 2022, relating to the combined financial statements of Emergência Participações S.A., which appears in the Registration Statement on Form F-4 (No. 333-268795) of Ambipar Emergency Response. We also consent to the reference to our firm under the heading “Statement by Experts” in this Registration Statement on Form 20-F.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

Campinas, Brazil

March 7, 2023